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Exhibit 10.4

MASTER SERVICES AGREEMENT

        THIS MASTER SERVICES AGREEMENT (this "Agreement") is entered into this 6th day of April, 2004 (the "Effective Date") by and between CELLDEX THERAPEUTICS, INC., a Delaware corporation, with principal offices located at 519 Route 173 W, Bloomsbury, NJ 08804 ("Celldex"), and MEDAREX, INC., a New Jersey corporation, with principal offices located at 707 State Road, Princeton, NJ 08540 ("Medarex").

WITNESSETH:

        WHEREAS, Medarex has determined that it would be in the best interests of Medarex and its shareholders to separate certain assets and businesses from Medarex;

        WHEREAS, Medarex has caused Celldex to be incorporated in order to effectuate such separation;

        WHEREAS, Medarex has heretofore, directly or indirectly, provided certain support services to Celldex;

        WHEREAS, on the terms and conditions set forth herein, Celldex may desire to engage Medarex as an independent contractor on a transitional basis to provide, directly or indirectly, certain services set forth in detail on Exhibit A hereto (the "Services") to Celldex after the Effective Date; and

        WHEREAS, on the terms and conditions set forth herein, Medarex desires to provide those Services to Celldex that Celldex requests and that Medarex agrees to provide;

        NOW THEREFORE, in consideration of the premises and of the following mutual promises, covenants and conditions herein contained, and intending to be legally bound, Medarex and Celldex agree as follows:

1.     PURCHASE AND SALE OF SERVICES

        1.1    Purchase and Sale of Services.    On the terms and conditions set forth in this Agreement and in consideration of the Service Charges (as defined in Section 2.1), Medarex agrees to provide to Celldex, and Celldex agrees to purchase from Medarex, those Services that the parties mutually agree upon in accordance with this Section 1.1:

          (a)   Celldex may, in its sole discretion, request in writing on a calendar quarter-by-calendar quarter basis that Medarex provide any of the Services described in Exhibit A. Any such request shall be made at least ninety (90) days, or such other time period that the parties mutually agree upon, prior to the first day of the calendar quarter during which Celldex wishes Medarex to provide the designated Services. Medarex shall be under no obligation to provide the Services requested by Celldex unless expressly and mutually agreed by the parties and set forth on a Service Provision Form (as defined below).

          (b)   The parties shall negotiate in good faith the scope and nature of any Services to be provided, including the timeframes and costs for provision, any Deliverables (as defined below) to be provided, any key Medarex personnel to be involved, and any other relevant details. Each of the Services and all such details mutually agreed upon by the parties shall be set forth in substantially the form attached hereto as Exhibit B (the "Service Provision Form"). Each Service Provision Form shall describe a specific single Service that Medarex will provide and shall be signed by a Senior Vice President of Medarex and an officer of Celldex and attached hereto as Exhibit C, with each subsequent Service Provision Form being appended hereto as a sequentially labeled exhibit. For example, the first Service shall be labeled as Exhibit C-1, the second Service shall be labeled as Exhibit C-2, etc. Any amendments to or extensions of an executed Service Provision Form shall be signed by a Senior Vice President of Medarex and an officer of Celldex and appropriately entitled and appended to the relevant sequentially numbered exhibit.

          (c)   The parties agree that, unless otherwise specified in an executed Service Provision Form, each Service shall be provided on a calendar quarterly basis, subject to renewal upon a calendar quarterly basis if the parties mutually agree with respect thereto within thirty (30) days prior to the end of the then-current calendar quarter. In addition, either party may, within thirty (30) days prior to the end of the then current calendar quarter, request terminations or revisions to the provision of any Service, in which case the parties will in good faith discuss such requested terminations or revisions. Any such termination or revision request shall be made in writing, signed by a Senior Vice President of Medarex and an officer of Celldex, and appended to the relevant Service Provision Form in accordance with Section 1.1(b).

        1.2    Additional Services.    In addition to the Services to be provided by Medarex as set forth on Exhibit A and agreed to in writing by the parties, if requested by Celldex, and to the extent that Medarex and Celldex may mutually agree in writing, Medarex shall provide additional services to Celldex. The scope and nature of any such additional services shall be as mutually agreed in writing, executed and appended to this Agreement by the parties in accordance with Section 1.1(b). Nothing herein shall create any obligation on the part Celldex to request, or of Medarex to provide, any additional services. Any such agreed additional services shall thereafter be deemed "Services" for purposes of this Agreement.

        1.3    Services Performed by Third Parties.    At its sole option, Medarex shall have the right to cause any Service it provides hereunder to be provided by any third party that is in the business of providing such services (an "Outsourced Service"); provided, that (a) Medarex gives Celldex thirty (30) days' prior written notice of its intention to outsource a Service, including all material details pertaining to such outsourcing, such as the name of the proposed provider and any cost differences; (b) Celldex shall have the right upon written notice to Medarex given within twenty (20) days following Celldex's receipt of the notice referred to in (a) above, to terminate, without penalty or delay, such Service proposed to be outsourced, together with the related Service Provision Form relating to such Service; (c) the costs for an Outsourced Service, if outsourced during the term of any executed Service Provision Form, shall not exceed the costs agreed in such Service Provision Form; and (d) Medarex shall remain responsible for performance, in accordance with the terms of this Agreement, of any Outsourced Service, including compliance with any such provider with the provisions of Section 5.1 (Confidentiality).

        1.4    Service Levels; Personnel.    Medarex shall provide the Services in a professional and businesslike manner, by qualified personnel, on a timely basis, and in accordance with the applicable executed Service Provision Form. Medarex shall comply at all times with all foreign and United States federal, state and local laws and regulations applicable to it in connection with its performance of the Services and its other obligations under this Agreement. Unless otherwise specified in an executed Service Provision Form and subject to this Section 1.4, the selection of the Medarex personnel to perform a Service shall in each case be at the sole and reasonable discretion of Medarex. In the event the employment with Medarex of any key personnel agreed between Celldex and Medarex to perform any Services, as set forth in an executed Service Provision Form, is terminated, or if Celldex notifies Medarex that it is dissatisfied with the performance by any personnel of Medarex performing Services, Medarex shall use commercially reasonable efforts to promptly replace, for purposes of performing the applicable Services, such personnel with personnel of comparable ability, skill, and experience.

        1.5    Equipment and Supplies.    Except as may be expressly set forth in an executed Service Provision Form, Medarex will be responsible for providing all office supplies (including, to the extent already owned and/or used by Medarex, software and hardware) that may be necessary for the provision of Services. In the event that Medarex purchases or otherwise acquires additional equipment, software or hardware, as expressly provided for in a Service Provision Form, for the purpose of performing the Services, Celldex shall reimburse Medarex for the actual cost of such acquired equipment. Celldex shall thereafter own all right, title and interest in and to such acquired equipment.

        1.6    Deliverables    An executed Service Provision Form may provide that Medarex deliver to or prepare for Celldex as part of the Services certain information and/or data ("Deliverables") as detailed therein. Except as provided in Section 1.7 hereof, as between Celldex and Medarex, Celldex shall own all statutory and common law rights, including copyright and other intellectual property rights, to all Deliverables, whether prepared by Medarex or its employees, independent contractors or any other third party providers.

        1.7    Product Developments.    With respect to the Services provided by Medarex that are clinical and regulatory support services ("Clinical/Regulatory Services"):

          (a)   Medarex shall make full and prompt written disclosure to Celldex of all inventions, innovations, improvements, modifications, know-how, discoveries and developments, whether or not patentable or copyrightable (collectively, "Clinical/Regulatory IP"), that are conceived or reduced to practice by or under the direction of Medarex, alone or jointly with others, during the course of performing Clinical/Regulatory Services.

          (b)   Celldex shall own all right, title and interest in and to any Clinical/Regulatory IP that is directly and solely related to the Celldex product that is the subject of such Clinical/Regulatory Services ("Celldex Product Developments"). Medarex shall execute assignments of ownership with respect to Celldex Product Developments and shall be responsible for obtaining assignments of ownership from third parties sufficient to transfer to or vest in Celldex the rights to Celldex Product Developments described in this Section 1.7(b), at no additional charge to Celldex.

          (c)   For the avoidance of doubt, "Celldex Product Developments" shall not include Clinical/Regulatory IP that is conceived or reduced to practice by or under the direction of Medarex, alone or jointly with others, during the course of performing Clinical/Regulatory Services, where such Clinical/Regulatory IP is not related directly and solely to the Celldex product that is the subject of such Clinical/Regulatory Services ("Medarex Developments"). Medarex Developments include, without limitation, Medarex's methodologies or processes of conducting clinical studies and protocol development. As between Medarex and Celldex, subject to Sections 1.7(d) and 1.7(e), Medarex shall retain ownership of all right, title and interest in and to Medarex Developments.

          (d)   In the event that a Medarex Development constitutes a Deliverable, Medarex shall grant, and does hereby grant, to Celldex a worldwide, royalty-free, nonexclusive, perpetual license, with the right to sublicense, to use such Medarex Development as reasonably necessary for Celldex to fully utilize such Deliverable. Promptly following the first disclosure, pursuant to Section 1.7(a), of a Medarex Development that constitutes a Deliverable, Medarex and Celldex shall enter into a license agreement containing all of the rights and responsibilities of the parties with respect to the license granted in the first sentence of this Section 1.7(d). Such license agreement shall be negotiated in good faith by the parties and shall contain commercially reasonable terms, which terms shall not be inconsistent with the first sentence of this Section 1.7(d). Thereafter, any Medarex Developments that constitute a Deliverable shall be subject to the terms and conditions of such license agreement.

          (e)   In the event that a Medarex Development does not constitute a Deliverable, Medarex hereby agrees that, upon the written request of Celldex, Medarex shall negotiate in good faith with Celldex the terms and conditions of an agreement between Celldex and Medarex pursuant to which Medarex shall grant to Celldex a worldwide, royalty-free, nonexclusive license, with the right to sublicense, to use Medarex Developments with respect to the Celldex product that was the subject of the Clinical/Regulatory Services being performed when the applicable Medarex Development was conceived or reduced to practice.

2.     SERVICE CHARGE; INVOICING

        2.1    Service Charge.    Unless otherwise agreed in a Service Provision Form, Medarex shall charge Celldex for any Services provided pursuant to Section 1.1 or Section 1.2 on an hourly basis at a rate that, on a Service-by-Service basis, equals the actual hourly employee compensation rate for the Medarex employee performing the relevant Service (including a reasonable allocation for payroll taxes, health insurance and other standard fringe benefits), plus a ten percent (10%) surcharge. Outsourced Services pursuant to Section 1.3 shall be provided and charged through to Celldex at Medarex's actual cost therefor (on a pro-rata basis if applicable), without markup, commission or other service charge of any kind, subject to the limitations set forth in Section 1.3(c). Any charge for Services or Outsourced Services pursuant to this Section 2.1 is referred to in this Agreement as a "Service Charge". Notwithstanding the foregoing, in no event shall Medarex charge Celldex any Service Charge that exceeds the amount charged by Medarex to any third party for such Service.

        2.2    Invoicing and Settlement of Costs.

          (a)   Medarex shall invoice Celldex for all Service Charges for each calendar quarter within sixty (60) days following the end of such calendar quarter; provided, that any failure to provide an invoice within such time period shall not relieve Celldex of its obligation to pay any amount not disputed in good faith under an invoice received after such date, so long as such invoice is received not later than six (6) months following the provision of the relevant Service. All invoices shall include a reasonably detailed description of the Services covered by the invoice, including by reference to the appropriate sequentially numbered Exhibit C.

          (b)   Medarex shall be responsible for the payment of all third party providers with whom it has contracted in relation to this Agreement, and for all salaries, benefits, taxes, fees and other liabilities in connection with Medarex's employees and independent contractors. Copies of all invoices from any such third party providers, redacted by Medarex to remove information and data unrelated to the Services provided to Celldex, shall be included with the quarterly invoices provided to Celldex pursuant to Section 2.2(a). For clarity, Medarex shall indemnify, defend and hold harmless Celldex from and against Medarex's failure to make payment to third party providers or Medarex's employees as required by this Section 2.2(b), which indemnification shall be governed by Section 3.1.

          (c)   Subject to Section 2.2(d), Celldex shall pay within thirty (30) days following its receipt of any invoice pursuant to Section 2.2(a), without setoff, all amounts invoiced during the preceding calendar quarter and not disputed in good faith. If Celldex fails to pay any undisputed amount of any quarterly payment within sixty (60) days following its receipt of any invoice pursuant to Section 2.2(a), Celldex shall pay, in addition to the amount indicated in such invoice, interest on such amount at the rate of the lesser of one and one half percent (1 1/2%) per month, or the maximum permitted under applicable law, during the period such amount remains unpaid.

          (d)   In the event of a dispute as to the propriety of any amount invoiced pursuant to Section 2.2(a), Celldex shall pay all undisputed amounts, but shall be entitled to withhold payment of any amount in dispute. Celldex shall notify Medarex within thirty (30) days from receipt of any invoice as to any disputed amounts. Any notice of dispute by Celldex shall specify the disputed amount and the reasons each such charge is disputed by Celldex. Medarex shall thereafter make available for review by Celldex records relating to the disputed amount so as to enable the parties to resolve the dispute. In the event that the resolution of such dispute obligates Celldex to pay all or part of the disputed amount, then Celldex shall make such payment of the amounts withheld within seven (7) business days of such resolution. The parties shall use reasonable efforts to resolve any such dispute promptly.

        2.3    Taxes.    Any sales or use taxes determined to be applicable as a result of Services covered by this Agreement shall be the responsibility of Celldex. All other taxes shall be the responsibility of Medarex. Any taxes for which Celldex is ultimately responsible pursuant to this Section 2.3 but which are required to be withheld or remitted by Medarex shall be specifically set forth in any applicable invoice, and Medarex shall deliver with such invoice appropriate documentation regarding the amount and payment to the relevant authority of any such tax.

        2.4    Audit.    At anytime either during the Services period or for twelve (12) months after completion of Services, Celldex shall have the right to audit Medarex's books and records to confirm accuracy of all invoices provided hereunder, at reasonable times and places, at Celldex's sole expense, through a third party selected by Celldex, which third party shall be reasonably acceptable to Medarex and subject to obligations of confidentiality and non-use at least as stringent as those that apply to Celldex in this Agreement; provided, that Celldex shall not have the right to conduct more than one such audit in any twelve (12)-month period nor to audit any particular calendar quarter more than one time; and provided further, that in the event such audit reveals that Medarex has overcharged Celldex for any Services by five percent (5%) or more, Medarex shall refund such overcharges to Celldex within seven (7) business days and shall bear all out-of-pocket costs and expenses of Celldex incurred in connection with conducting such audit. Unless otherwise agreed to by the parties in writing, Medarex shall retain its books and records relating to the accounting for the Services provided under any executed Service Provision Form for a period of at least three (3) years following the completion of such Service Provision Form.

3.     INDEMNIFICATION; LIMITATION OF LIABILITY; REPRESENTATIONS

        3.1    Indemnification by Medarex.    Medarex shall indemnify, defend and hold harmless Celldex and its affiliates, and their respective directors, officers, employees and agents, from and against any and all losses, damages, liabilities, reasonable attorney fees, court costs, and expenses (collectively, "Losses") resulting or arising from any third party claims, actions, proceedings, investigations or litigation (including personal injury or wrongful death) ("Third Party Claims") relating to or arising from or in connection with this Agreement or any Services, to the extent such Losses resulted from the gross negligence or intentional or willful misconduct of or by Medarex or its affiliates (other than Celldex), or their respective agents, employees, representatives or affiliates, including any third party providers pursuant to Section 1.3.

        3.2    Indemnification by Celldex.    Celldex shall indemnify, defend and hold harmless Medarex and its affiliates, and their respective directors, officers, employees and agents, from and against any and all Losses resulting or arising from any Third Party Claims relating to or arising from or in connection with this Agreement or any Services, except, when and only to the extent that (x) Medarex is obligated to indemnify Celldex pursuant to Section 3.1 or (y) such Losses result from the negligence of or by Medarex or its affiliates (other than Celldex), or their respective agents, employees, representatives or affiliates, including any third party providers pursuant to Section 1.3 ("Medarex Negligence"). Celldex agrees to reimburse Medarex for the cost of any additional insurance premiums paid by Medarex to third party insurance providers to obtain insurance coverage with respect to actual or potential Medarex Negligence.

        3.3    Limitation of Liability.    NOTWITHSTANDING ANYTHING TO THE CONTRARY ANYWHERE IN THIS AGREEMENT, MEDAREX'S MAXIMUM AGGREGATE LIABILITY UNDER ALL PROVISIONS OF THIS AGREEMENT AND IN ANY WAY ARISING FROM OR IN CONNECTION WITH THE SERVICES AND THIS AGREEMENT SHALL BE LIMITED TO THE AMOUNT PAID BY CELLDEX TO MEDAREX WITH RESPECT TO THE SERVICE AREA

(AS SET FORTH ON EXHIBIT A) RELEVANT TO THE SERVICE THAT IS THE SUBJECT OF SUCH LIABILITY.

        3.4    Representations.

          (a)   Each of the parties hereto represents and warrants to the other party that (i) it has the corporate power and authority to execute, deliver and perform this Agreement, (ii) the execution, delivery and performance of this Agreement by it has been duly authorized by all necessary corporate action, (iii) it has duly and validly executed and delivered this Agreement, and (iv) this Agreement is a legal, valid and binding obligation enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to creditors' rights generally, and subject to general principles of equity.

          (b)   In addition, Medarex represents and warrants to Celldex that (i) all its employees, independent contractors and third party providers that are providing Services to Celldex hereunder have (or will have, prior to providing such Services) executed appropriate intellectual property assignment and confidentiality agreements requiring, in respect of assignment, obligations sufficient for Medarex to perform its obligations under this Agreement, and, in respect of confidentiality, obligations at least as strict as those set forth in Section 5.1 and which protect the Confidential Information of Celldex, (ii) it, or its third party providers, has the capability and capacity to perform the agreed-to Services set forth on executed Service Provision Forms and to otherwise carryout Medarex's obligations under this Agreement, (iii) it will have requisite licenses, permits and approvals necessary to provide the agreed-to Services set forth on executed Service Provision Forms, and (iv) it will not enter into after the Effective Date any agreements or commitments that could reasonably be expected to impair or prevent it from carrying out all of its obligations hereunder.

4.     TERM AND TERMINATION

        4.1    Term; Renewal.    The term of this Agreement shall commence on the Effective Date and shall continue for a period concluding upon the two (2) year anniversary of the Effective Date; provided, that (a) upon the mutual written agreement of the parties, the term of the Agreement may be extended for an additional six-month period and (b) notwithstanding the foregoing, unless otherwise specifically agreed in writing by the parties, this Agreement shall continue and not expire as to any given Service until such Service is completed in accordance with the terms of the relevant executed Service Provision Form (e.g., provision of a three-year service shall not expire until the completion of such ongoing service).

        4.2    Termination by Celldex.    This Agreement may be terminated, in whole or on a Service-by-Service basis, for any reason by Celldex at any time during the term of the Agreement on thirty (30) days' prior written notice to Medarex; provided, however, that Celldex may not, pursuant to this Section 4.2, terminate this Agreement or a Service that is subject to a Service Provision Form then in effect without the prior written consent of Medarex, such consent not to be unreasonably withheld. Any termination of one or more of the Services will not affect the obligations of Medarex under this Agreement with respect to any other Services.

        4.3    Termination for Breach.    Either party may terminate this Agreement for material breach of the other party by giving written notice to the other party and specifying the nature of the alleged breach. If the other party has not cured or commenced efforts to substantially cure such breach within thirty (30) days following receipt of the notice of breach, then the non-breaching party shall have the right to terminate this Agreement immediately upon written notice to the breaching party.

        4.4    Termination for Bankruptcy.    In the event either party becomes insolvent, makes an assignment for the benefit of creditors, files a petition for bankruptcy, is the subject of a petition for bankruptcy which is not dismissed within ninety (90) days from the filing thereof, becomes the subject of any receivership or admits in writing its inability to pay its debt generally as they become due, this Agreement may be terminated by the solvent party, and the solvent party shall be entitled to recover any payments which could be recovered from the insolvent party in the event of default.

        4.5    Effect of Termination or Expiration.    Upon termination of any Service (or this Agreement) pursuant to this Article 4 or Section 5.2, Medarex will have no further obligation to provide the terminated Service (or, in the case of termination or expiration of the Agreement, unless the parties agree otherwise in writing, any Service), and Celldex shall have no obligation to pay any Service Charges or other fees. Notwithstanding such termination or expiration, (a) except with respect to a termination by Celldex pursuant to Section 4.3, Celldex shall remain liable to Medarex for Service Charges and amounts owed and payable in respect of Services provided prior to the effective date of such termination or expiration, (b) Medarex shall remain liable to Celldex in respect of the level of Services provided, as such level is described in the first sentence of Section 1.4, prior to the effective date of such termination or expiration, (c) each party shall retain all claims, causes of action, defenses, and other rights that it may have at law or in equity accruing prior to the effective date of such termination or expiration, and (d) the provisions of Sections 1.3(c), 1.3(d), 1.5, 1.6, 1.7, 2.2, 2.3, 2.4, this Section 4.5, Article 3 and Article 5 shall survive any such termination or expiration.

5.     MISCELLANEOUS

        5.1    Confidentiality.

          (a)   Subject to the exceptions set forth in Section 5.1(b), below, all information and materials that either party receives from the other party pursuant to this Agreement shall be "Confidential Information" of the disclosing party.

          (b)   "Confidential Information" shall not be deemed to include information which the receiving party can demonstrate by competent written proof: (i) is now, or hereafter becomes, through no act or failure to act on the part of the receiving party, in the public domain, (ii) is known by the receiving party at the time of receiving such information, as evidenced by its prior written records, (iii) is independently developed by or for the receiving party by employees or contractors who did not have access to the disclosing party's Confidential Information, or (iv) is hereafter furnished to the receiving party by a third party, as a matter of right and without restriction on disclosure. Notwithstanding the foregoing, Confidential Information assigned to Celldex pursuant to that certain Assignment and License Agreement between the parties executed concurrently herewith shall be deemed Confidential Information of Celldex hereunder and shall not be permitted to be disclosed by Medarex pursuant to this Section 5.1(b).

          (c)   Except as provided hereafter, the receiving party shall maintain all Confidential Information in trust and confidence and shall not use, publish, disseminate or otherwise disclose any Confidential Information of the disclosing party to any third party without the written consent of the disclosing party. The receiving party may only disclose and disseminate Confidential Information to those employees or agents of the receiving party with a need to know, and only after such employees or agents have been advised of the confidential nature of such information and are bound by an obligation of confidentiality to the receiving party under terms substantially similar to the terms of this Agreement. Further, the receiving party shall not use any Confidential Information of the disclosing party except as necessary for the receiving party to fulfill its obligations under this Agreement.

          (d)   Notwithstanding any other provision of this Agreement, disclosure of Confidential Information shall not be prohibited if such disclosure (i) is in response to a valid order of a court or other governmental body of the United States or any political subdivision thereof or as required by any stock exchange or similar self-regulatory body; provided, that the responding party shall first have given reasonable notice to the other party in order to allow either party hereto to seek a protective order requiring that the Confidential Information so disclosed be used only for the purposes for which the order was issued or permission to redact such information from any required filing, or (ii) is otherwise required by law.

          (e)   Upon the disclosing party's request, the receiving party shall return to the disclosing party any or all written, printed, visual, or digital media, documents, tapes, and other materials or substances containing the disclosing party's Confidential Information, including all copies and excerpts thereof then in the receiving party's possession or control; provided, however, that the receiving party may keep one copy of such Confidential Information for legal archival purposes only. The return of the disclosing party's Confidential Information shall not relieve the receiving party of its obligations of confidentiality pursuant to this Section 5.1.

          (f)    If either party becomes aware of or has knowledge of any unauthorized use or disclosure of the other party's Confidential Information, it shall promptly notify the disclosing party of such unauthorized use or disclosure. For clarity, such notification shall not relieve a receiving party of any liability in connection with a breach by it of any of the other provisions of this Section 5.1.

          (g)   Each party recognizes the material nature of the provisions of this Section 5.1 and acknowledges that unauthorized disclosure may cause the disclosing party irreparable harm, and agrees that any breach or threatened breach of this provision by a receiving party shall entitle the disclosing party to seek injunctive relief, in addition to any other legal or equitable remedies available to it, in any court of competent jurisdiction.

        5.2    Force Majeure and Delays.    In the event either party shall be delayed or hindered or prevented from the performance of any act or Service required hereunder by reasons of strike, lockouts, labor troubles, failure of power, restrictive government or judicial orders or decrees, riots, insurrection, war, acts of God, inclement weather or other similar reason or cause beyond that party's reasonable control, then performance of such act or Service shall be excused for the period of such delay; provided, the party provides notice of the existence of and reason for such nonperformance or delay in specific detail. Medarex will use its reasonable efforts to restore any affected Service. Notwithstanding the foregoing, in the event that Medarex is unable to restore any such affected Service within thirty (30) days, Celldex shall be entitled to terminate such affected Service immediately upon written notice to Medarex, without further liability or penalty, but subject to Section 4.5.

        5.3    Notices.    Any notice required or permitted to be given hereunder by either party shall be in writing and shall be deemed given on the date received if delivered personally, by facsimile with confirmation of receipt, or by reputable overnight delivery service, or three (3) days after the date postmarked if sent by registered or certified mail, return receipt requested, postage prepaid, to the following addresses:

  If to Medarex:

  Medarex, Inc.
  707 State Road
  Princeton, NJ 08540
  Attn: President
  Facsimile: (609) 430-2850

  With a copy to:

  Medarex, Inc.
  707 State Road
  Princeton, NJ 08540
  Attn: General Counsel
  Facsimile: (609) 430-4215

  and to

  Medarex, Inc.
  707 State Road
  Princeton, NJ 08540
  Attn: Contracts Administrator
  Facsimile: (609) 430-4215

  If to Celldex:

  Celldex Therapeutics, Inc.
  519 Route 173W
  Bloomsbury, New Jersey 08804
  Attn: Chief Executive Officer
  Facsimile: (908) 713-6002

  With a copy to:

  Morgan, Lewis & Bockius LLP
  502 Carnegie Center
  Princeton, New Jersey 08540
  Attention: Randall B. Sunberg, Esq.
  Facsimile: (877) 432-9652

        5.4    Independent Contractor.    For purposes of this Agreement, the parties hereto are deemed independent contractors and nothing contained in this Agreement shall be construed to place them in the relationship of partners, principal and agent, employer/employee or joint venture partners. Neither party shall have the power or right to bind or obligate the other party, nor shall either party hold itself out as having such authority.

        5.5    No License.    Both parties agree not to use any of other party's trademarks or trade names without the prior express written consent of the other party. Except as expressly set forth herein, nothing in this Agreement shall be construed to create in or grant or provide to a party any license, right, title, interest, or ownership in or to any of the other party's intellectual property or other proprietary rights of the other party.

        5.6    Assignment.    This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign any of its rights or obligations under this Agreement to any party without the express written consent of the other party; provided, that either party may assign this Agreement without the consent of the other party to an affiliate or to a third party who acquires all or substantially all of the business of the assigning party by merger, acquisition or transfer of assets.

        5.7    Choice of Law; Jurisdiction and Venue.    This Agreement shall be construed, governed, interpreted, and applied in accordance with the laws of the State of New Jersey exclusive of its conflicts of laws provisions. Any claim or controversy arising out of or related to this Agreement or any breach hereof shall be submitted to a court of applicable jurisdiction in the State of New Jersey, and each party hereby consents to the jurisdiction and venue of such court.

        5.8    Waiver.    The failure to enforce any right or provision herein shall not constitute a waiver of that right or provision. No failure or delay by a party in exercising any right, power or privilege hereunder shall operate as a waiver hereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof.

        5.9    Severability.    If any provisions herein are found to be unenforceable, it is the intent of the parties that such provisions be replaced, reformed or narrowed so that their original business purpose can be accomplished to the extent permitted by law. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.

        5.10    Entire Agreement and Modification.    This Agreement and the Exhibits (including any executed Service Provision Forms) attached hereto contain the entire understanding of the parties with respect to the subject matter herein and supersede all previous agreements (oral and written), negotiations and discussions. In the event of any conflict between the terms and provisions of this Agreement and the terms of any executed Service Provision Forms, the terms of this Agreement shall govern unless the executed Service Provision Form expressly indicates that it shall govern by use of the phrase "Notwithstanding Section(s) of the Master Services Agreement, the following terms and provisions of this Service Provision Form shall govern in the event of any conflict between the terms of this Service Provision Form and the terms of Section(s) of the Master Services Agreement". The parties may modify any of the provisions hereof only by an instrument in writing duly executed by the parties. For avoidance of doubt, the terms of any subsequent pre-printed purchase order shall not vary, add to or supersede this Agreement.

        5.11    Headings; Construction.    The headings in this Agreement are intended solely for convenience or reference and shall be given no effect in the construction or interpretation of this Agreement. Any use of the word "including" herein shall be deemed followed by the words "but not limited to" or similar words.

        5.12    Counterparts.    This Agreement may be executed in counterparts, each of which shall be deemed an original and both of which together shall constitute one and the same instrument.

[SIGNATURE PAGE FOLLOWS]

        IN WITNESS WHEREOF, the parties hereto have caused this Master Services Agreement to be executed by their duly authorized representatives as of the Effective Date.

MEDAREX, INC.
By:	/s/ W. BRADFORD MIDDLEKAUFF Name: W. Bradford Middlekauff Title: Senior Vice President and General Counsel
CELLDEX THERAPEUTICS, INC.
By:	/s/ ANTHONY S. MARUCCI Name: Anthony S. Marucci Title: Vice President and Chief Financial Officer

CONFIDENTIAL

EXHIBIT A

POTENTIAL SERVICES AFTER EFFECTIVE DATE*

Service Area	Description
Human Resources	General human resources services. Assist Celldex in setting up and managing Celldex benefit plans.
Finance	General finance services.
Information Services	Assist Celldex in setting up an information technology network. Information technology support services.
Treasury	Advice and assistance on treasury-related matters (leasing, letters of credit, investments, pensions, bank relationships, etc.). Assist in establishing a cash management structure and systems.
Insurance	Management and allocation of corporate insurance to Celldex, including but not limited to excess liability, general liability, workers' compensation, fire and vehicle premiums.
Clinical/Regulatory	Clinical and regulatory support services. Assist Celldex in identifying clinical sites for future clinical trials. Advise Celldex on regulatory issues with respect to product development.
Additional/Miscellaneous	Includes support to Celldex for activities such as facilities management, construction, etc.

*In accordance with Section 1.1(b), all Services to be described in detail and subject to the terms of a Service Provision Form to be attached on Exhibit C.

EXHIBIT B

TEMPLATE OF SERVICES PROVISION FORM

  •
  Duration:  From                         , 200     to                         , 200    .

  •
  Service to be provided and described on this Services Provision Form (one Service per form):

Human Resources
Finance
Information Services
Treasury
Insurance
Clinical/Regulatory
Additional/Miscellaneous
  •
  Detailed Description of Service to be provided per this Service Provision Form; identify any Deliverables  (attach additional sheet(s) as necessary):

•	Estimated Number of Hours:
•	Estimated Average Service Charge per Hour:	(Attach additional information
as necessary to account for base hourly, benefits allocations, and by-employee variations.)
•	Additional Comments:

Agreed:

Celldex Therapeutics, Inc.	Medarex, Inc.*

        * Must be signed by a Senior Vice President of Medarex, Inc.

EXHIBIT C

SERVICE PROVISION FORMS

        [TO BE ATTACHED BY THE PARTIES AS REQUIRED.]

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MASTER SERVICES AGREEMENT